Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-4 of our report dated March 2, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended December 31, 2008 of American International Group, Inc. (including Amendment No. 1 on Form 10-K/A filed on April 30, 2009). We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
May 1, 2009